Exhibit 99.1

                                                        Contact: Bea Slizewski
                                                                 Birds Eye Foods
                                                                 585-264-3189


           BIRDS EYE FOODS ANNOUNCES THIRD QUARTER FISCAL 2003 RESULTS
                              NET INCOME INCREASES

ROCHESTER, NY, May 13, 2003...Birds Eye Foods, Inc., the country's largest manufacturer and marketer of frozen vegetables and a major processor of other food products, today reported its third quarter fiscal 2003 results.
     Net income for the third quarter of fiscal 2003 increased approximately $1.5 million to $3.8 million from $2.3 million in the prior year. Net income increased as lower interest expense and the elimination of the Pro-Fac income-sharing arrangement more than offset a decline in operating income. The decline in operating income was primarily the result of lower sales and an increase in production costs driven by lower production volume, reflecting aggressive efforts to reduce inventory levels.
     Net sales for the third quarter of fiscal 2003 were approximately $220.5 million, which represented a decline of $20.2 million or 8 percent. This decline was primarily the result of the Company's prior decision to exit two co-pack agreements, continuing efforts to rationalize its product offerings, and declines within its skillet meal product line resulting from continued category declines.
     Net income for the nine-month period ended March 29, 2003 increased $11.6 million to $19.0 million from $7.4 million in the prior period. Net income increased for many of the same reasons described above, partially offset by an increase in marketing costs related to the Company's new frozen soup offering, Birds Eye Hearty Spoonfuls. Net sales for the nine-month period were $703.0 million compared to $774.5 million in the prior period. This decline is also associated with the planned reduction in co-pack agreements and the continued emphasis on rationalizing under-performing products.
      "We continue to benefit from the changes made to our financial and operating structure and initiatives related to our portfolio strategy," said Dennis M. Mullen, Birds Eye Foods chairman, president, and CEO. "The changes we are making," Mullen continued, "provide us with tremendous opportunity to strengthen our market positions while maintaining our commitment to being a low-cost producer."
     Rochester-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 28 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin,' Birds Eye Hearty Spoonfuls, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include canned vegetables (Freshlike and Veg-All); pie fillings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman's). Birds Eye Foods also produces many of these products for the private label, food service and industrial markets.

NOTE: In conjunction with this release, investors will have the opportunity to listen to a conference call on May 15, 2003, at 1:00 p.m. EDT over the Internet through PR Newswire's website. To listen to the live call, go to the Birds Eye Foods website: www.birdseyefoods.com or www.prnewswire.com. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for seven days after the call on the Birds Eye Foods website. Additional information regarding Birds Eye Foods financial information for the quarterly period ended March 29, 2003 is set forth in the Company's Form 10-Q Equivalent for the quarterly period ended March 29, 2003, which will be available at www.birdseyefoods.com under Public Reporting in the Investor & News section - www.birdseyefoods.com/corp/investorsNews/publicReporting - prior to the conference call.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 29, 2002 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.
                                      -30-
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
                                                            BIRDS EYE FOODS, INC.
                                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                 (unaudited)


(dollars in thousands)                               For the Three Months Ended               For the Nine Months Ended
----------------------                             ---------------------------------    ---------------------------------
                                                      March 29,          March 30,         March 29,           March 30,
                                                        2003               2002             2003(a)              2002
                                                   -------------       -------------    -------------       -------------

Net sales                                          $     220,536       $     240,697    $     703,020       $     774,471

Continuing operating income                        $      19,069       $      24,723    $      73,864       $      78,305
Gain from pension curtailment                                  0                   0                0               2,472
                                                   -------------       -------------    -------------       -------------

   Total operating income                                 19,069              24,723           73,864              80,777

Interest expense                                         (12,651)            (15,657)         (39,083)            (50,683)
                                                   -------------       -------------    -------------       -------------

Pretax income from continuing operations and
   before dividing with Pro-Fac                            6,418               9,066           34,781              30,094

Pro-Fac share of income                                        0              (3,798)               0             (12,860)
                                                   -------------       -------------    -------------       -------------

Pretax income from continuing operations                   6,418               5,268           34,781              17,234

Tax provision                                             (2,568)             (2,059)         (13,918)             (7,325)
                                                   -------------       -------------    -------------       -------------

Income before discontinued operations(b)                   3,850               3,209           20,863               9,909

Discontinued operations (net of a tax benefit)                (1)               (891)          (1,867)             (2,515)
                                                   -------------       -------------    -------------       -------------

Net income                                         $       3,849       $       2,318    $      18,996       $       7,394
                                                   =============       =============    =============       =============

(a) In order to provide a meaningful basis of comparing the Company's results of operations, the results of operations for the "predecessor" period (June 30, 2002 to August 18, 2002) have been combined with the results of operations for the "successor" period (August 19, 2002 to March 29, 2003).

(b) The Company has disposed of its popcorn and applesauce operations due to the poor performance of those businesses. The implementation of SFAS No. 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and are, therefore, excluded from continuing operations.